[AT&T Logo Omitted]


For release Wednesday, July 17, 2002

AT&T board names David Dorman next chairman and CEO

         NEW YORK - AT&T today  announced  that its Board of Directors has named
AT&T   president   David  W.   Dorman,   48,   chairman   and  chief   executive
officer-designate.

         Dorman will succeed C. Michael Armstrong when the company completes the spin-off of AT&T Broadband and merges it with Comcast Corporation to form a new company, AT&T Comcast. AT&T and Comcast shareowners approved the spin-off and merger at the companies' respective annual meetings on July 10, 2002. The transactions are expected to be completed by the end of the year following regulatory approvals. As previously announced, Armstrong, who has been AT&T's CEO since October 1997, will leave AT&T at that time to become chairman of AT&T Comcast. Armstrong, 64, was scheduled to retire from AT&T in 2003.

         Since joining AT&T as president in December 2000, Dorman has had responsibility for the operations of the company's core business and consumer services units, including network services, international ventures and AT&T Labs. In 2001, these businesses generated more than $40 billion in revenue.

         Dorman was appointed to AT&T's Board of Directors in February 2002 and re-elected at its July shareowner meeting.

         "Dave Dorman has the vision, industry knowledge, and customer focus to successfully lead AT&T," said Ambassador Donald F. McHenry, Distinguished Professor of Diplomacy, Georgetown University and Chairman of the AT&T Board of Directors' governance committee. "While some in our industry are coping with accounting and governance issues, AT&T is completing an orderly succession that ensures all our energy is directed where it should be - on serving our customers better each day than the day before."

         Dorman's telecommunications career began in 1981 when, after early jobs in software development, sales and marketing, he joined the then-fledgling long distance carrier now known as Sprint. By 1990, he was president of Sprint
Business, managing businesses that grew from $5 million to $4.5 billion in revenue.

         In 1994, Dorman was named chairman, president and CEO of Pacific Bell, leading an $11 billion business with 50,000 employees serving 10 million households and one million business customers. When SBC Communications acquired Pacific Bell, he became an executive vice president at SBC.

         Dorman left SBC to become chairman, president and CEO of PointCast, an Internet-based news and information service. Subsequently, he was CEO of Concert, the global joint venture created by AT&T and BT. In addition to wide-ranging industry experience, Dorman holds a bachelor's degree in industrial management from Georgia Institute of Technology.

         "Dave's deep industry experience and proven track record uniquely qualify him to lead AT&T in the years ahead," said Armstrong. "His whole career prepared him for this role and the last two years proved he was ready for it. I'm delighted the Board shares my confidence in him."

         Speaking of Armstrong, McHenry said: "Mike Armstrong led AT&T through one of the most transforming, though turbulent, periods in the history of the communications industry. He brought as much integrity as vision to the task of remaking the company. He knew it would take more than five years, but he was determined to lessen AT&T shareowners' exposure to the declining stand-alone long distance industry and to give them the strongest businesses in three growth industries - wireless services, broadband services and data/IP communications. That and the next generation of leadership to continue the job, are his legacy."

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional long distance voice services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor competitors and promote remonopolization.

For a more detailed description of the factors that could cause actual results to differ from forecast, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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